UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2014

LGI HOMES, INC. (Exact name of registrant as specified in its charter)

Delaware	001-36126	46-3088013
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas	77380
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 362-8998

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 1.01     Entry into a Material Definitive Agreement.

On May 7, 2014, Riverchase Estates Partners, LLC (“Riverchase Estates”), an indirect wholly-owned subsidiary of LGI Homes, Inc. (the “Company”), and LGI Land SC, LLC (“LGI Land”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) pursuant to which Riverchase Estates agreed, subject to the satisfaction or waiver of certain conditions included therein, to purchase approximately 1,980 acres of land in Lancaster County, South Carolina (the “Property”) from LGI Land for a purchase price of $13.65 million (the “Riverchase Acquisition”).  In addition to the Purchase Agreement, the Company and LGI Land also executed an Assignment and Reimbursement Agreement whereby LGI Land agreed to assign to the Company upon the closing of the Riverchase Acquisition contracts for installation of offsite water lines, installation of onsite water lines, storm system and roads, surveying and engineering, and construction materials testing, and the Company agreed to reimburse LGI Land, upon the closing of the Riverchase Acquisition, for costs and expenses incurred by LGI Land since June 26, 2013 for permits, application fees, road, water (on-site and off-site), storm system, engineering, testing and other infrastructure and due diligence work performed on the Property. The Company currently expects such reimbursement amount to be between $2.0 and $2.75 million.

The Purchase Agreement contains customary representations and warranties by the parties.  Consummation of the Riverchase Acquisition is expected to occur in early July 2014 and is subject to various closing conditions, including the execution and delivery of an indemnification agreement by LGI Land and Mr. Thomas Lipar in favor of the Company whereby LGI Land and Mr. Lipar agree to indemnify and hold harmless the Company from (i) a pending lawsuit filed by lot purchasers against LGI Land and other defendants and (ii) anything related to the Property which occurred, was caused or accrued prior to or during LGI Land’s ownership of the Property.  There can be no assurance that all of the closing conditions for the Riverchase Acquisition will be satisfied.  The foregoing descriptions of the Purchase Agreement and the transactions contemplated thereby are not complete and are subject to and qualified in their entirety by reference to the full text of such agreement.  A copy of the Purchase Agreement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

LGI Land is owned and managed by Thomas Lipar. Mr. Thomas Lipar is the father of Eric Lipar, the Company’s Chief Executive Officer and the Chairman of the Board. Mr. Thomas Lipar, who is a founder of the Company, currently serves as a consultant to the Company. In connection with the closing of the Riverchase Acquisition, LGI Land expects to use a substantial portion of the proceeds from the Riverchase Acquisition to pay off the $18.95 million first lien mortgage on the Property. The lender has agreed to provide a $6.0 million discount on the mortgage debt if the mortgage debt is fully repaid by July 15, 2014, which discount is taken into account in the purchase price for the Property to be paid by Riverchase Estates to LGI Land at the closing of the Riverchase Acquisition. In addition, the lender has agreed to release Mr. Thomas Lipar’s personal guarantee of the mortgage debt upon full repayment.

Under the Company’s Statement of Policy Regarding Transactions with Related Parties (the “Policy”), the Riverchase Acquisition is a Related Party Transaction (as defined in the Policy) because the purchase price exceeds $120,000 and Mr. Thomas Lipar is the father of Mr. Eric Lipar. In accordance with the Policy, the disinterested members of the Board of Directors (i.e., the entire Board other than Mr. Eric Lipar) unanimously approved the execution and delivery of the Purchase Agreement by Riverchase Estates.  Approval of the Riverchase Acquisition as required by the Policy will be considered by the disinterested members of the Board prior to the closing of the Riverchase Acquisition.

 Item 9.01     Financial Statements and Exhibits.

(d) Exhibits.

99.1	Purchase and Sale Agreement, dated as of May 7, 2014, by and between LGI Land SC, LLC and Riverchase Estates Partners, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

LGI Homes, Inc.

	By:	/s/ Eric T. Lipar
Eric T. Lipar
Chief Executive Officer and Chairman of the Board

Date: May 12, 2014

EXHIBIT INDEX

Exhibit No.	Description

99.1	Purchase and Sale Agreement, dated as of May 7, 2014, by and between LGI Land SC, LLC and Riverchase Estates Partners, LLC.